HomeEq Servicing
ANNUAL CERTIFICATION
Re: Structured Asset Securities Corporation, Mortgage Pass Through
Certificates, Series 2007-BC2 (the "Trust"), issued pursuant to the
Servicing Agreement, dated as of 02/01/2007 (the "Servicing
Agreement"), by and among Lehman Brothers Holding Inc,, as
depositor (the "Depositor"), U.S. Bank, National Association, as
trustee (the "Trustee"), and Aurora Loan Services LLC, as master servicer the "Master Servicer"), and Barclays Capital Real Estate
Inc. d/b/a HomEq Servicing, as servicer (the "Servicer").
I, Arthur Q, Lyon, Executive Vice President and Chief Executive Officer of the
HomEq Servicing Division of Barclays Capital Real Estate Inc. d/b/a HomEq
Servicing, hereby certify to the Depositor, the Trustee, the Master Servicer and their officers, directors, and affiliates, pursuant to Section 5.04 of the Servicing Agreement, that:
A review of the activities of the Servicer for the Calendar year ending
December 31, 2307, and to the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Servicing
Agreement in all material respects, except as noted below.
Foreclosure was not initiated in accordance with the timeframes established by its servicing agreements and the servicing criteria set forth in 1122(d)(4)(vii) of Regulation AB and therefore represents an instance of material noncompliance
Date: March 18, 2008
/s/ Arthur Q. Lyon
Arthur Q. Lyon
Executive Vice President and CEO
HomEq Servicing Division
Barclays Capital Real Estate Inc,